                                                                     Exhibit 2.2

                            SHARE EXCHANGE AGREEMENT


         THIS AGREEMENT made the 16th day of January, 1998 by and among DURASWITCH INDUSTRIES, INC., a corporation incorporated pursuant to the laws of the State of Nevada (the "Purchaser"); Anthony G. Shumway, Dian D. Shumway, Dana
S. Jones, and Ivan R. Jones and The Anthony Gene Shumway Family Revocable Living Trust (collectively, the "Sellers"); and Aztec Industries, Inc., an Arizona corporation (the "Company").

WHEREAS the Sellers as a group beneficially own and control all the issued and outstanding shares in the capital of the Company, the current shareholdings being The Anthony Gene Shumway Family Revocable Living Trust (the "Trust") owning 6886.35 shares, and Ivan R. Jones owning 2295.45 shares; and

WHEREAS, for convenience sake herein, the Trustee, Anthony G. Shumway, is authorized and will sign individually, however, the shares and the options will be issued in the name of the Trust; and

WHEREAS the Sellers desire to sell and the Purchaser desires to purchase all of the said issued and outstanding shares in the capital of the Company owned by the Sellers, all upon and subject to the terms and conditions hereinafter set forth; and

NOW THEREFORE, in consideration of the premises and the mutual agreements and covenants herein contained (the adequacy of such consideration is hereby mutually admitted by each party), the Parties hereto covenant and agree as follows:

                                    ARTICLE 1

                  DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1 Definitions - Whenever used in this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following words and terms shall have the meanings as follows:

         (a) "Agreement" means this Share Exchange Agreement and all supplemental instruments and amendments;

         (b) "Business" means the business presently carried on by the Company consisting of the manufacture, sale and distribution of screen printed membrane switch panels and graphic overlays.

         (c) "Business Day" means a day other than a Saturday, Sunday or any day on which the principal Arizona commercial banks are open for business during normal banking hours;

         (d) "Closing" means the completion of the sale to and purchase by the Purchaser of the Purchased Shares hereunder by the transfer and delivery of documents of title and the payment of the purchase price as contemplated herein;

         (e) "Closing Date" means January 31, 1998, or such other date as the Parties may agree as the date upon which the Closing shall take place;

         (f) "Closing Time" means 11:59 p.m. MST, on the Closing Date or such other time as the Parties may agree as the time at which the Closing shall take place;


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                                                        SHARE EXCHANGE AGREEMENT




         (g) "Financial Statements" means the unaudited financial statements of the Company for the quarter ended December 31, 1997, consisting of a balance sheet and operating statement, and the year end unaudited financial statements of the Company dated Jan. 31, 1997, 96, 95, 94, and 93; copies of each of which are annexed as Schedule "A" hereto;

         (h) "Parties" means the Sellers, the Company and the Purchaser collectively and "Party" means any one of them;

         (i) "Person" means any individual, corporation, partnership, trustee or trust or unincorporated association, and pronouns have a similarly extended meaning;

         (j) "Purchase Price" means the purchase price to be paid by the Purchaser to the Sellers for the Purchased Shares as provided in Article 2 hereof;

         (k) "Purchased Shares" means all the currently issued and outstanding common shares in the capital of the Company;

         (l) "Sellers' Counsel" means Charles E. Davis, 1201 S. Alma School Rd., Suite 3400, Mesa, Arizona 85210.

         (m) "To Company's knowledge" means that, to the actual knowledge of the Sellers, such matters are as represented. Unless the context otherwise requires, such knowledge does not require investigation of the matters other than as normally conducted in the ordinary course of business or in reliance on the advice or information of professionals.

Terms defined in the preamble to this Agreement shall have the same meanings herein as are ascribed thereto in the preamble.

1.2 Gender and Number - Words importing the singular include the plural and vice versa; words importing gender include all genders.

1.3 Entire Agreement - This Agreement, including the Schedules hereto, together with the agreements and other documents to be delivered pursuant hereto, constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as specifically set forth herein and therein.

1.4 Waivers, etc. - No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement, in whole or in part, shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

1.5 Other Words and Phrases - In this Agreement, unless otherwise expressly provided (i) the words "hereof," "herein," "hereto" and "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular Article, Section, Subsection, paragraph or other subdivision, and (ii) all references to

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                                                        SHARE EXCHANGE AGREEMENT

designated "Articles," "Sections," "Subsections," "paragraphs" or other subdivisions are to the designated Articles, Sections, Subsections, paragraphs and other subdivisions of this Agreement.

1.6 Headings - The Article and Section headings contained herein are included solely for convenience of reference, are not intended to be full or accurate descriptions of the content thereof and shall not be considered part of this Agreement.

1.7 Applicable Law - This Agreement and the rights, obligations and relations of the Parties shall be governed by and construed in accordance with the laws of the State of Arizona and the federal laws of the United States applicable therein, and the courts of Arizona shall have exclusive jurisdiction to entertain any action in connection with this Agreement

1.8 Currency - Unless otherwise specified, all references to currency herein are deemed to mean lawful money of the United States, and all amounts to be paid or calculated pursuant to this Agreement are to be paid or calculated in lawful money of the United States.

1.9 Accounting Terms - All accounting terms shall have the meanings ascribed to them in accordance with accounting principles which are generally accepted in the United States.

1.10 Schedules - The following schedules are attached to and incorporated in this Agreement by reference and deemed to be an integral part hereof:

         Schedule "A" -    Financial Statements

         Schedule "B" -    Undisclosed Liabilities

         Schedule "C" -    Liens, Charges and Encumbrances

         Schedule "D" -    Non-Vehicular Equipment and Personal Property Leases

         Schedule "E" -    List of Real Property and Real Property Leases

         Schedule "F" -    List of Revenue Contracts

         Schedule "G" -    List of Contracts to Purchase Goods/Services

         Schedule "H" -    List of Employment-Related Contracts, Collective
                           Agreements, Pension or Similar Plans, Unfair Labor
                           Practice Complaints

         Schedule "I" -    Other Material Contracts/lnsurance Policies

         Schedule "J"-     Litigation

         Schedule "K" -    Employees over $40,000 per year and Independent
                           Contractors

         Schedule "L" -    Bank Accounts

         Schedule "M" -    Intellectual Property

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                                                        SHARE EXCHANGE AGREEMENT


         Schedule "N" -    Vehicular Equipment Owned or Leased

         Schedule "O" -    Environmental Matters

         Schedule "P" -    Forms of Non-Competition and Employment Agreements

         Schedule "Q" -    Additional Disclosures

         Schedule "R" -    Operating Licenses

         Schedule "S"-     Intentionally Omitted

         Schedule "T" -    Material Changes

         Schedule "U" -    Note to Anthony G. Shumway the Company

         Schedule "V" -    Anthony G. Shumway's Patent

         Schedule "W" -    Purchaser's Financials

         Schedule "X" -    Personal Property of Sellers

                                    ARTICLE 2

                  PURCHASE, SALE AND ASSUMPTION OF OBLIGATIONS

2.1 Purchase Price - At the Closing Time, the Sellers shall endorse and surrender to Purchaser stock certificates representing all of the Purchased Shares, in exchange for which Purchaser will issue 300,000 shares of its voting common stock, $.001 par value, as follows: 225,000 shares to the Trust and 75,000 shares to Mr. Jones (the "Exchange Shares"), subject to any adjustments under this section.

2.2      Actions by Parties at or Prior to the Closing

         (a) Delivery of Certificates, etc. - The Sellers shall transfer and deliver to the Purchaser at the Closing stock certificates representing all the Purchased Shares duly endorsed in blank for transfer or accompanied by irrevocable stock transfer powers of attorney duly executed in blank, in either case by the holders of record thereof. The Sellers shall take such steps as shall be necessary to cause the Company to enter the Purchaser or its nominee upon the books of the Company as the holder of the Purchased Shares and to issue one or more share certificates to the Purchaser representing the Purchased Shares;

         (b) Loan to the Company - Prior to the Closing, the Purchaser shall advance monies toward the payment of liabilities on behalf of the Company immediately and pursuant to a mutually agreed upon payoff schedule of payables. This payment shall continue as a loan on the books of both Purchaser and Company until after the Closing and then, at Purchaser's option, may be converted to a capital contribution.

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                                                        SHARE EXCHANGE AGREEMENT


2.3 Assumption of Liabilities and Non-Competition Payments - Purchaser shall (1) assume and pay amounts currently due to Mr. Shumway by the Company represented by the promissory note in the form attached hereto as Schedule "U" (the "Shumway Note") which note Purchaser shall assume and (2) enter into employment and non-competition agreements with Mr. Shumway and Mr. Jones in the form attached hereto as Schedule "H" (the "Employment Agreements").

2.4 Payments of Mr. Shumway's Personal Note by Purchaser after the Closing Time
- Payment of the Shumway Note shall be subject to set-off and reduction to the extent of any and all reasonable costs, damages, or losses incurred by Purchaser due to Sellers' default or breach of any of their obligations, representations, warranties or covenants pursuant to this Agreement or any other documents entered into hereunder. However, any such set-offs shall apply at the end of the Shumway Note term and not interrupt the monthly payment schedule. Any wrongful set-off shall be deemed a breach of this Agreement. A breach of the terms of the Shumway Note shall invalidate the noncompetition clause of Shumway's Employment Agreement under Shumway's Employment Agreement.

2.5 Place of Closing - The Closing shall take place at the Closing Time at the offices of the Purchaser's Legal Counsel in Phoenix, Arizona or at such other place as may be agreed upon by the Sellers and the Purchaser.

2.6 Tender - Any tender of documents or money hereunder may be made upon the Parties or their respective counsel.

2.7 Tax Free Exchange - The parties intend the transactions contemplated herein to be treated as a tax free reorganization under Section 368 and related sections of the Internal Revenue Code of 1986, as amended.

2.8 Norwest Bank Line of Credit- After Closing, prior to any default thereunder, purchaser will pay the balance of that certain $50,000 Norwest Bank of Arizona, N.A. line of credit.

                                    ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Sellers - The Sellers and the Company hereby jointly and severally represent and warrant to the Purchaser as follows:

         (a) Enforceability of Obligations - This Agreement constitutes a valid and binding obligation of the Sellers enforceable against them in accordance with its terms.

         (b)      Right to Sell - The Sellers:

                  (i) are the sole beneficial owners of the Purchased Shares (which shares constitute all the issued and outstanding shares in the capital of the Company);

                  (ii) have the exclusive right to dispose of the Purchased Shares as herein provided and such disposition will not violate, contravene, breach or offend against or result in any default under any indenture, mortgage, lease, agreement, instrument, statute,

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                                                        SHARE EXCHANGE AGREEMENT

                           regulation, order, judgment, decree or law to which the Sellers are a party or subject or by which the Sellers are bound or affected; and

                  (iii) are the holders of record of all the Purchased Shares, free and clear of any liens, charges, encumbrances or rights of others (other than the rights of the Purchaser hereunder) and no Person (other than the Purchaser hereunder) has any agreement, option or any rights capable of becoming an agreement or option for the acquisition of the Purchased Shares.

         (c) Licenses, Registrations and Compliance - The Company is registered, licensed or otherwise qualified as a corporation to do business in each jurisdiction in which the nature of their businesses or the property owned or leased by them makes such registration, licensing or other qualification necessary, and such registrations, licenses or qualifications (as the case may be) are in good standing. To Company's knowledge, the Company is not in violation of any applicable laws, regulations, orders, rules, decrees or ordinances. To Company's knowledge, the licenses and operating authorizations issued by federal, state or local authorities to the Company, copies of which are attached hereto as Schedule "R" (the "Operating Licenses") comprise all the operating authorities held in respect of the Business. To Company's knowledge, the Operating Licenses are all of the operating authorities necessary or reasonably required for the carrying on of the Business as presently conducted. The Operating Licenses are in good standing, are in full force and effect and are being held and operated in accordance with their terms and conditions and, to Company's knowledge, all applicable laws, ordinances, rules and regulations. To Company's knowledge, the Operating Licenses are regularly subject to review or notification. To Company's knowledge, there is no litigation, arbitration or other proceeding pending or threatened which would adversely affect the use of the Operating Licenses by the Business or which may result in the revocation, cancellation, suspension or any adverse modification of any of such Operating Licenses.

         (d) Organization and Valid Existence; the Company - The Company is a corporation duly incorporated and organized and validly exists under the laws of its state of jurisdiction, and has all necessary corporate power, authority and capacity to own and lease its property and assets (including, without limitation, the property and assets shown in the Financial Statements) and to carry on the Business as presently conducted.

         (e) Capitalization - All issued and outstanding common shares of the Company have been duly and validly issued and are outstanding as fully paid and non-assessable shares in the capital of the Company.

         (f) Financial Statements - To Company's knowledge, the Financial Statements are true and correct and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with that of the preceding period. To Company's knowledge, the Financial Statements present a true, accurate and complete statement of the consolidated financial condition and assets and liabilities of the Company as at October 31, 1997 and year end statements, respectively.

         (g) Absence of Undisclosed Liabilities - Except to the extent reflected or reserved against in the Financial Statements (including the notes thereto) or incurred subsequent to the date thereof

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                                                        SHARE EXCHANGE AGREEMENT


                  and disclosed in Schedule "B" and except as incurred in the ordinary and usual course of the Business of the Company, the Company, to the Company's knowledge, has neither outstanding indebtedness nor any material liabilities or obligations (whether accrued, absolute, contingent, known, unknown, or otherwise) of a nature customarily reflected or reserved against in a balance sheet (including the notes thereto) prepared in accordance with generally accepted accounting principles.

         (h) Stockholder Equity - The total stockholder equity of the Company at the date of Closing calculated in accordance with generally accepted accounting principles (applied on a basis consistent with those applied in connection with the Financial Statements) is not less than the total stockholder equity of the Company as at the date of, and as set forth in the Financial Statements, except for adjustments due to items disclosed herein or through information furnished in writing to Purchaser.

         (i) Revenue Contracts - The revenue contracts of the Company representing accounts for greater than 5% of net revenue annually are set out at Schedule "F."

         (j) Tax Matters. - To Company's knowledge, the Company has duly and timely filed all federal, state and local income, franchise, capital, sales or use, excise, fuel, property or other tax returns or reports required by any law or regulation to be filed by it and has duly paid all taxes, assessments and reassessments and all other taxes, duties, governmental charges, penalties, interest and fines due and payable by it on or before the date hereof.

                  The last three fiscal years' federal and state income tax returns of the Company, provided to Purchaser hereunder, to Company's knowledge, are accurate in all respects including, without limitation, the tax depreciation values of all capital properties.

                  The Company has not received from any authority any assessment, reassessment or notice of underpayment of any taxes or other penalty or charges and no such notice is reasonably to be expected.

                  There is no misrepresentation that is attributable to neglect, carelessness, willful default or fraud in tax returns of the Company previously filed or, to Company's knowledge, neglect or carelessness in the Company's tax returns previously filed.

                  No consents extending or waiving the time limited for reassessment of any taxes, duties, governmental charges, penalties, interest or fines, or any statutes of limitations related thereto have been filed with respect to the Company for any fiscal year.

                  The Company has withheld from each payment made to any of its officers, directors, former directors, and employees and former employees the amount of all taxes and other deductions (including without limitation, income taxes, unemployment, disability, and other required taxes and contributions) required to be withheld and has paid the same together with the employer's share of same, if any (to the extent required to be paid so no such amount is past due), to the proper tax or other receiving officers within the prescribed times and has filed, in complete and accurate form, all information and other returns required pursuant to any applicable legislation within the prescribed time.


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                                                        SHARE EXCHANGE AGREEMENT


                  The provisions made for current and deferred taxes included in the Financial Statements are sufficient for the payment of all accrued and unpaid federal, state and local income, franchise, capital, sales or use, excise, fuel, property or other taxes, assessments and reassessments, duties, governmental charges, penalties, interest and fines of, and payable by, the Company whether or not disputed, for the period ended the date thereof and for all periods prior thereto. The reserve for taxes on the financial statements does not take into account the affect that the acquisition and post-acquisition activities may have on taxes for the Company.

                  The Sellers represent that their Social Security or Federal I.D. Numbers are as follows:

                           Aztec Industries, Inc.            86-0264077
                           Anthony G. Shumway        ###-##-####                Dian D. Shumway: ###-##-####
                           Ivan R. Jones             ###-##-####                Dana S. Jones: ###-##-####

                  The Purchaser represents that its federal employer identification number is set out below:

                           DuraSwitch Industries, Inc.:       88-0308867

         (k) Absence of Changes - Other than as disclosed on Schedule "T" hereto since the date of the Financial Statements there has not been:

                  (i) any material decrease in the condition or operations of the Business, assets or financial condition of the Company other than changes in the ordinary and normal course of business, none of which has been materially adverse; or

                  (ii) any damage, destruction or loss, labor trouble or other event, development or condition of any character (whether or not covered by insurance) materially and adversely affecting the Business, assets, properties or future prospects of the Company.

         (l) Absence of Unusual Transactions - Except as otherwise disclosed on Schedule "T" attached hereto, since the date of the Financial Statements the Company has not:

                  (i) transferred, assigned, sold or otherwise disposed of any of the assets shown in the Financial Statements or cancelled any debts or claims except in each case in the ordinary and usual course of business;

                  (ii) incurred or assumed any obligation or liability (fixed or contingent), except those listed in Schedule "B" hereto and except unsecured current obligations and liabilities incurred in the ordinary and normal course of business;

                  (iii) issued or sold any shares in its capital or any warrants, bonds, debentures or other securities of the Company or issued, granted or delivered any right, option or other commitment for the insurance of any such or other securities, except as described in Schedule "Q";

                  (iv) discharged or satisfied any lien or encumbrance, or paid any obligation or liability (fixed or contingent) other than liabilities included in the Financial Statements and

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                                                        SHARE EXCHANGE AGREEMENT




                           liabilities incurred since the date thereof in the ordinary and normal course of business;

                  (v) undertaken any action or transaction, or suffered any circumstance or situation, having an adverse effect on stockholders equity other than in the ordinary course of business;

                  (vi) declared or made any payment of any dividend or other distribution in respect of any shares in its capital or purchased or redeemed any such shares thereof or effected any subdivision, consolidation or reclassification of any such shares, except as described in Schedule "Q";

                  (vii) except as disclosed in its current Financial Statement or on any Schedule attached hereto, suffered any operating loss or any extraordinary loss, or waived any rights of substantial value, or entered into any commitment or transaction not in the ordinary and usual course of business where such loss, rights, commitment or transaction is or would be material in relation to the Company;

                  (viii) amended or changed or taken any action to amend or change its articles or bylaws, provided, however, the articles were amended to conform to requirements of Arizona law regarding the provisions that are no longer applicable or required of corporations in the State of Arizona;

                  (ix) made any general wage or salary increases in respect of personnel which it employs, other than increases in the ordinary and normal course of business;

                  (x) except as disclosed in Schedule "C," mortgaged, pledged, subjected to lien, granted a security interest in or otherwise encumbered any of its assets or property, whether tangible or intangible;

                  (xi) except with Purchaser's prior written consent, or described in Schedule "Q," made any single capital expenditure in excess of $1,000; or

                  (xii) authorized or agreed or otherwise become committed to do any of the foregoing.

         (m) Title to Properties - Except as disclosed in the Financial Statements or in Schedule "C" hereto, the Company has good and marketable title to all its properties, interests in personal properties and assets, including without limitation those reflected in the Financial Statements or acquired since the date of the Financial Statements free and clear of all pledges, liens, encumbrances or charges of any kind or character.

         (n) Leased Equipment - Schedule "D" contains a true and complete list of all non-vehicular equipment of the Company. Also attached at Schedule "D" is a complete list of all material personal property and fixtures in the possession or custody of the Company which, as of the date hereof, is leased or held under license or similar arrangement and details of the leases, licenses, agreements and other documentation relating thereto.

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                                                        SHARE EXCHANGE AGREEMENT




         (o) Collectibility of Accounts Receivable - The net accounts receivable (i.e. after discounts, reserves for uncollectibles or other contractual allowances) shown in the Financial Statements or acquired subsequent to the date thereof and prior to the date of this Agreement, and subject to normal uncollectible rates and write-offs, per industry standards, to Company's knowledge, either have been collected or are good and collectible at the aggregate recorded amounts thereof (subject to no defense, counterclaim or set off), provided, however, Schedule "Q" contains a list of accounts which may be problematical. This representation shall be read in conjunction with Section 5.08 hereof.

         (p) Leases of Real Property - The Company is not a party to or bound by any leases of real property other than those referred to in Schedule "E" hereto, and all interests held by the Company as lessee under such leases are free and clear of any and all liens, charges and encumbrances of any nature and kind whatsoever. All rental and other payments required to be paid by the Company as lessee, pursuant to such leases have been duly paid except for accrued payments for 333 S. Nina Drive, which are not to be paid by the Purchaser, but are the responsibility of the Sellers. Such leases are in full force and effect without amendment thereto and the Company is not in default in meeting its obligations contained in any such lease.

         (q) Real Property - Except as set out at Schedule "E" hereto, the Company does not own any real property in fee simple.

         (r) Vehicular Equipment - Schedule "N" contains a list of all vehicular equipment owned or leased by the Company. Such vehicular equipment is in a good state of repair, reasonable wear and tear excepted, and, to Company's knowledge, each vehicle complies with all laws and regulations affecting its operation and each vehicle bears a current safety standards certificate. By signing hereunder, Purchaser acknowledges it has examined and accepts the condition of the assets.

         (s) Condition of Assets - All material non-vehicular tangible assets of the Company set out at Schedule "D" used in or in connection with the Business are in good condition, repair and proper working order, reasonable wear and tear excepted. By signing hereunder, Purchaser acknowledges it has examined and accepts the condition of such assets.

         (t) Revenue Contracts - Except as set out in Schedule "F," the Company is not, at the date of the execution of this Agreement, a party to any contract garnering net revenues in excess of 5% of total net revenues of the Company pursuant to which it is to provide manufacturing or other services.

         (u) Contracts to Purchase - Except as set out in Schedule "G," the Company is not a party to any contract to purchase any goods and/or services with a value in excess of $10,000/year.

         (v) Employment-Related Contracts - Except as set out in Schedule "H" or elsewhere in this Agreement, the Company does not have any union or collective labor, pension, deferred profit sharing, retirement, employee benefit, stock option or other similar agreements or plans nor has it had any such plan or agreement in the past and a qualified profit sharing plan. Except as set out in Schedule "H," the Company has not, in the last four (4) years, experienced any labor disputes which were of a material nature, work stoppages or strikes

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                                                        SHARE EXCHANGE AGREEMENT



                  (legal or otherwise). To Company's knowledge, there is not now any circumstance or conduct which could result in the filing of an unfair labor practice complaint against the Company; any such complaints previously raised and currently ongoing and the current status thereof are particularized in Schedule "H." To Company's knowledge, no attempts have (within the last 60 days) been made by any trade union or employee association to organize or represent any employees of the Company. Except as set out on Schedule "H," to Company's knowledge, the Company has complied at all times with minimum wage, overtime and benefit rules and regulations under all applicable state and federal laws.

         (w) Material Contracts - To Company's knowledge, except for the liens, charges and encumbrances listed in Schedule "C," the equipment and other personal property leases and agreements referred to in Schedule "D," the revenue contracts listed in Schedule "F," the purchase contracts listed in Schedule "G," the employment contracts and pension plans listed in Schedule "K," the leases set out in Schedule "E," other items disclosed herein and the insurance policies and agreements listed in Schedule "I," the Company is not a party to or bound by any material contract or commitment whether oral or written. To Company's knowledge, the contracts and agreements listed in Schedule "I" are all in full force and effect unamended and no material default exists in respect thereof on the part of any of the Parties thereto. To Company's knowledge, such contracts and agreements include all the presently outstanding material contracts entered into by the Company in the course of carrying on its respective business and all quotations, orders proposals or tenders for such contracts which remain open for acceptance. Subject to unforeseen happenings in the future, the Company has the capacity, including the necessary personnel, equipment and supplies, to perform all their obligations thereunder.

         (x) Employee Benefit Plans - The Company has a so-called 401(k) plan with a January year end which was previously a profit sharing plan that was converted into the 401(k) plan (the "Plan"). The Company has delivered to Purchaser a correct and complete copy of the Plan's documents and summary Plan description, and all related IRS determination letters, Form 5500 Annual Reports, trust agreements, funding agreements and insurance contracts. The Plan is the only employee benefit plan ever maintained or contributed to by the Company. To Company's knowledge, with respect to the Plan: (i) it has never been completely or partially terminated or been the subject of a "reportable event" which would require a notice to the PBGC; (ii) there have been no "prohibited transactions"; (iii) the Company or its officers have no reason to believe that they have incurred or that they will incur any liability to the PBGC or otherwise under Title IV of ERISA or under the Internal Revenue Code of 1997; and (iv) the Company has never contributed to, had liability to or maintained any multi-employer plan. The Company does not have any obligation to provide material post-retirement benefits of any nature to its employees, former employees or their survivors, dependents or beneficiaries, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA") or any other applicable state medical benefits continuation laws, nor will any such obligation to provide such post-retirement benefits be incurred solely as a result of the consummation of the within transactions. The Company has not caused there to occur a "mass lay-off," as defined in section 693.3 of the regulations issued under the Worker Adjustment and Retention Notification Act (20 CFR 639) at any time in the past.

         (y) Absence of Guarantees - To the Company's knowledge, the Company has not given or agreed to give, or is a party or bound by, any guaranty of indebtedness or other obligations

                                                        SHARE EXCHANGE AGREEMENT


                  of third Parties or any other commitment by which the Company is, or is contingently, responsible for such indebtedness or other obligation.

         (z) Absence of Conflicting Agreements - To Company's knowledge, the Company is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, instrument, charter or bylaw provision, statute, regulation, order, judgment, decree or law which would be violated, contravened, breached by or under which default would occur, as a result of the execution and delivery of this Agreement or the consummation of any of the transactions provided for herein.

         (aa) Litigation - Except for the items disclosed in Schedule "J" hereto, all of which are fully insured against, to Company's knowledge, there is no suit, action, litigation, arbitration proceeding or governmental proceeding, hearing before an administrative tribunal, including appeals and applications for review, in progress, pending or threatened against or relating to the Company or its properties or Business. Except as shown in Schedule "J," to Company's knowledge, there is not presently outstanding against the Company any adverse judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator.

         (bb) Employees, etc. - Schedule "K" contains the names and titles of all personnel employed or engaged by the Company whose annual rate of remuneration exceeds $40,000, including rates of remuneration, positions held and date of commencement of employment. To Company's knowledge, the employment records of the Company are true, complete and correct. Also set forth in Schedule "K" hereto is a complete list of all independent contractors, subcontractors, and agents which are presently engaged by the Company on a basis which involves a commitment which cannot be cancelled by the Company on 30 days notice or less.

         (cc) Bank Accounts, etc. - There is set forth in Schedule "L" hereto the name of each bank or other depository in which the Company maintains any bank account, trust account or safety deposit box, the account numbers for each, and the names of all persons authorized to draw thereon or who have access thereto.

         (dd) Insurance - The Company currently has in force the policies of insurance set out in Schedule "I" hereto. Such policies are issued by responsible insurers, and are appropriate to the Business, property and assets, and are in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses, properties and assets; all such policies of insurance are in full force and effect and the Company is not in default, whether as to the payment of premium or otherwise, under the terms of any such policy. To Company's knowledge, the Company has no liability for retrospective insurance premiums or costs. The Company will provide Purchaser with all insurance policies which they have had in effect for the last seven (7) years. Notwithstanding the foregoing, there exists insurance policies on the life of Anthony G. Shumway that will be distributed to him prior to the Closing.

         (ee) Absence of Uninsured Liabilities - To Company's knowledge, the Company does not have any outstanding liabilities nor is it the subject of any outstanding claims which liabilities or

                                                        SHARE EXCHANGE AGREEMENT



                  claims are normally covered by insurance policies but which liabilities or claims are not covered by its insurance.

         (ff) Intellectual Property - Attached as Schedule "M" is a true and correct schedule (including the appropriate registration numbers and expiration dates, if applicable) identifying all patents, patent rights or licenses, patent applications, trademarks, trademark registrations and applications, trademark rights, trade names, trade secrets, service marks and applications therefore, copyrights and copyright registrations and copyright applications used in whole or in part or required for the proper carrying on of the Business of the Company.

         (gg) Copies of Agreements, etc. - True, correct and complete copies of all mortgages, leases, agreements, instruments and other documents listed on the Schedules to this Agreement, and of the policies of insurance referred to herein, either have been delivered to the Purchaser or will be delivered prior to Closing.

         (hh) Corporate Records - The corporate records and minute books of the Company contain true and accurate copies of the bylaws, material minutes of the meetings and resolutions of the directors and shareholders of the Company; that such meetings were duly called and held, that such bylaws and resolutions were duly passed and the share certificate books, registers of shareholders, registers of transfers and registers of directors of the Company are true and accurate in all material respects.

         (ii) Books of Account - The books and records of account of the Company fairly set out and disclose in all material respects, and in accordance with GAAP, applied consistently, the financial position of the Company as of the date hereof and are true and correct regarding the financial transactions of the Company and, to Company's knowledge, have been accurately recorded in such books and records.

         (jj) Third-Party Approvals - Except as listed on Schedule "Q," there are no approvals, consents or waivers required to be obtained or applications required to be filed from or with governmental authorities or from any other Person whatsoever, including pursuant to any leases or contracts containing prohibitions or pre-consent provisions to the within transactions in order to permit the transactions contemplated herein or to preserve the Business and/or assets of the Company.

         (kk) Compliance with Environmental Laws - Except as disclosed in Schedule "O" hereto, to Company's knowledge, the Company and the Business are in compliance with and have always been in compliance with all, and do not violate, and have not violated in any material respect any applicable federal, state, municipal or local laws, regulations, orders, certificates of approval, licenses, permits, governmental decrees, ordinances or any and all other legislation or regulatory instruments with respect to environmental, health or safety matters (collectively, "Environmental Laws") and, for greater certainty, and without limiting the generality of the foregoing:

                  (i) to Company's knowledge, the Company has operated at all times and has received, handled, used, stored, treated, shipped and disposed at all times all contaminants in strict compliance with all Environmental Laws and has removed all contaminants in compliance with all Environmental Laws from, out of and off the real property

                                                        SHARE EXCHANGE AGREEMENT



                           owned or leased or under its control or the control of its respective agents or employees;

                  (ii) to Company's knowledge, there have been no spills, releases, deposits, emissions or discharges of hazardous or toxic substances, materials, pollutants, contaminants or wastes on or near any of the real property owned or leased by the Company, or under the control of the Company, its agents or employees, nor has any of such real property been used at any time by any Person as a landfill or waste disposal site; the adverse effects of any spills, releases, deposits, emissions or discharges as disclosed in Schedule "O" have been eliminated or ameliorated and the natural environment has been restored to the state it was in prior to such spill, release, deposit, emission or discharge;

                  (iii) to Company's knowledge, there have been no spills, releases, deposits, emissions or discharges, in violation of Environmental Laws. of any hazardous or toxic substances, materials, pollutants, contaminants or wastes into the earth, air or into any river, stream, lake, reservoir or other body of water (including groundwater) or into any municipal or other sewer or drain water systems except as disclosed in Schedule "O" hereto; the adverse effects of any and all spills, releases, deposits, emissions or discharges so disclosed have been eliminated or ameliorated and the natural environment has been restored to the state it was in prior to such spill, release, deposit, emission or discharge;

                  (iv) to Company's knowledge, there are not now nor have there ever been underground storage vessels, associated piping or appurtenances thereto located on any of the real property owned or leased by the Company except as disclosed in Schedule "O" hereto; Schedule "O" sets forth the date any such underground storage vessels, associated piping or appurtenances thereto were installed, as well as the composition of same; all underground storage vessels, associated piping and appurtenances thereto have been installed in compliance with Environmental Laws, and all the foregoing required to be removed, replaced or upgraded pursuant to Environmental Laws have been removed, replaced or upgraded in compliance therewith: all reports, correspondence, invoices, receipts and other records associated with the installation, removal, replacement or upgrading of any underground storage vessels, associated piping and appurtenances thereto dating back a period of 10 years have been or will, prior to Closing, be delivered Purchaser;

                  (v) to Company's knowledge, no orders, directions or notices have been issued pursuant to any Environmental Laws to the Company except as disclosed in Schedule "O" hereto, copies of which shall be delivered to the Purchaser prior to Closing;

                  (vi) to Company's knowledge, the Company has maintained all environmental operating documents, manifests and other records in the manner and for the time periods required by Environmental Laws;

                  (vii) to Company's knowledge, the Company has not conducted any environmental audits except as disclosed in Schedule "O" (for the purposes hereof "environmental audits"

                                                        SHARE EXCHANGE AGREEMENT



                           means any evaluations, assessments, studies or tests performed relating to environmental matters, including without limitation any results of soil, groundwater, air or water quality samples and any associated reports, whether prepared by the Company, the Sellers, their agents or employees or any other Person whomsoever); correct and complete copies of said environmental audits shall be delivered to the Purchaser prior to Closing;

                  (viii) to Company's knowledge, the Company is in compliance with all orders, directions, notices, certificates of approval, certificates, licenses and permits which have been issued to them and hold all certificates of approval, certificates, licenses and permits or other approvals which they are required to hold pursuant to Environmental Laws; correct and complete copies of all said orders, directions, notices, certificates of approval, certificates, licenses and permits shall be delivered to the Purchaser prior to Closing;

                  (ix) to Company's knowledge, the Company has never been charged with or convicted of any offence under Environmental Law;

                  (x) to Company's knowledge, the Company has not received any written notice nor does it have any knowledge after due investigation and inquiry of any facts which could give rise to any notice that it is a Potentially Responsible Party for a waste disposal site pursuant to the Comprehensive Environmental Response Compensation and Liability Act of the United States of America or any other similar federal, state or local laws, as same may be amended or supplemented from time to time;

                  (xi) to Company's knowledge, no poly-chlorinated biphenyl wastes are stored on or in any of the real property leased by the Company; and

                  (xii) to Company's knowledge, the Company has not failed to report to the proper governmental authority the occurrence of each event which is required to be so reported by any Environmental Laws and the Sellers have provided or shall prior to Closing provide the Purchaser with correct complete copies of all such reports and all correspondence relating thereto.

                  The Company is not required to hold any license, permit or approval under any Environmental Laws for any reason whatsoever (including in connection with the operation of the Business) except as disclosed in Schedule "O" hereto, the Company has not received any notification pursuant to any Environmental Laws that any work, repairs, construction or capital expenditures are required to be made in respect of any of the assets owned or used by them or any of them as a condition of continued compliance with any Environmental Laws.

         (ll) Compliance with Laws - To Company's knowledge, the Company is not in violation of any laws, regulations, decrees or ordinances applicable to the type of Business operated.

         (mm) Full Disclosure - To Company's knowledge, none of the foregoing representations, warranties and statements of fact contains any untrue statement of material fact or omits to state any material fact necessary to make any such statement or representation not misleading to a

                                                        SHARE EXCHANGE AGREEMENT



                  prospective purchaser of the Purchased Shares seeking full information as to the Company and its respective properties, businesses and affairs.

         (nn) Seller acknowledges that the offering and sale of the Exchange Shares are being made by the Purchaser in reliance upon an exemption from registration under the provisions of Section 4(2) of the Securities Act of 1933, as amended. Without limiting the generality of the foregoing and subject to the other provisions of this letter, Sellers agree not to sell or otherwise dispose of the Shares of Purchaser unless a registration statement covering such Shares has been filed and has become effective under the Securities Act of 1933 or Sellers provide Purchaser an opinion of legal counsel satisfactory to Purchaser that an exemption from such registration is available.

                  Sellers acknowledge that the company is not presently subject to the provisions of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and that Seller may not be permitted to rely on the provisions of Rule 144, promulgated by the Securities and Exchange Commission, for authority to sell or otherwise dispose of the Shares after a fixed period of time.

                  Sellers further agree that they will not sell, transfer, assign or encumber the Exchange Shares until after January 31, 2000.

                  Sellers agree that the certificates representing the above-described Shares may bear the following restrictive legends:

                            "The shares represented by this certificate have not
                           been registered under the Securities Act of 1933, but are issued in reliance on the representation that they are taken for investment and not for redistribution. As a condition to any transfer hereof, the Corporation may require an opinion of counsel satisfactory to it that all statutory registration provisions have been met or do not apply."

                           and

                            "The sale, transfer, assignment or encumbrance of
                           the shares represented by this certificate is restricted by the provisions of a Share Exchange Agreement dated January 14, 1998 by and among Anthony
                           G. Shumway, Ivan R. Jones and their respective Spouses, and the Anthony Gene Shumway Family Revocable Living Trust. The Company will mail to any shareholder a copy of such agreement within five days after receipt of a written request therefor."

                  Sellers understand the nature of the investment being made and the financial risks thereof, and are able to bear the economic risks of Sellers' investment. Sellers have been afforded access to information regarding the business operations and financial condition of the Purchaser and has been furnished with financial and other information regarding the Purchaser which they have requested and deem necessary; Sellers have examined the same or caused the same to be examined by Sellers' investment representatives; and Sellers do not desire any further information or data concerning Purchaser. Sellers have

                                                        SHARE EXCHANGE AGREEMENT



                  been represented by legal counsel of its choice in connection with the investment in the Shares.

                  Sellers further agree that the Purchaser may permit the transfer of the Shares out of Sellers' name only if Sellers' request for transfer is accompanied by evidence satisfactory to the Purchaser that neither the sale nor the proposed transfer of the Shares will result in a violation of any applicable law, rule or regulation, federal or state.

3.2 Representations and Warranties of the Purchaser - The Purchaser hereby represents and warrants to the Seller as follows:

         (a) Organization and Valid Existence - The Purchaser is a corporation duly incorporated and organized and is validly existing under the laws of the State of Nevada and has all necessary corporate power, authority and capacity to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder shall be duly authorized or ratified by any necessary corporate action on the part of the Purchaser on or prior to Closing.

         (b) Enforceability of Obligations - This Agreement will, on Closing, constitute a valid and binding obligation of the Purchaser enforceable against it in accordance with its terms.

         (c) Absence of Conflicting Arguments - To Purchaser's knowledge, the Purchaser is not a party to, bound or affected by or subject of any indenture, mortgage, lease, agreement, instrument, charter or bylaw provision, statute, regulation, order, judgment, decree or law which would be violated, contravened or breached by, or under which any default would occur, as a result of the execution and delivery of this Agreement or the consummation of any of the transactions provided for herein.

         (d) Litigation - To Purchaser's knowledge, there is no suit, action, litigation, arbitration proceeding or governmental proceeding, including appeals and applications for review, in progress, pending or, to the best of the knowledge, information and belief (after due enquiry) of the senior officers of the Purchaser, threatened against or involving the Purchaser or any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator which, in any such case, might adversely affect the ability of the Purchaser to enter into this Agreement or to consummate the transactions contemplated hereby.

         (e) Tax - The Purchaser represents that its federal employer identification number is 88- 0308867.

         (f) Due Diligence - Purchaser acknowledges being provided access to Company's facilities and records for due diligence and, based on the materials and access disclosed, is satisfied with its due diligence.

         (g) Patents - The Purchaser owns those patents outright (or such rights as described) on Schedule "V."

                                                        SHARE EXCHANGE AGREEMENT



         (h) Financial Statements - Purchaser's current financial statements are attached hereto as Schedule "W," and Purchaser hereby represents that they are accurate and correct and prepared in accordance with GAAP, and that from the date of the financial statements to the Closing, there has been no material changes, except as set forth on an attachment to Schedule "W."

         (i) Laws - To Purchaser's knowledge, the consummation of this transaction will not violate any laws or regulations of the United States, state or local governmental authority.

3.3 No Broker - Each of the Parties represents and warrants to the others that all negotiations relating to this Agreement and the transactions contemplated hereby have been carried on between them directly and without the intervention of any other party in such manner as to give rise to any valid claims against any of the Parties for a brokerage commission, finder's fee or other like payment.

3.4 Non-Waiver - No investigations made by or on behalf of the Purchaser or Sellers at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty made by the Sellers or Purchaser, as the case may be, herein or pursuant hereto, unless through such investigations a party discovers a misrepresentation or incorrectness of a warranty or is given information which contradicts such representation or warranty, in which case, such discovering Party shall inform the other Parties in writing of such misrepresentation or incorrectness. If the closing takes place after such written notice of a discovered misrepresentation or incorrectness, the representation or warranty shall be deemed to have been modified to the facts as they actually exist.

3.5 Nature and Survival of Representations, Warranties and Covenants - All statements contained in any certificate or other instrument delivered by or on behalf of a Party pursuant to or in connection with the transactions contemplated by this Agreement shall be deemed to be made by such Party hereunder. Subject to section 3.4 above, all representations, warranties, covenants and agreements herein contained on the part of each of the Parties shall survive the Closing, the execution and delivery hereunder of share or security transfer instruments and other documents of title to the Purchased Shares for a period of five years except for representations, warranties, covenants and agreements relating to taxation matters, ERISA matters or environmental matters, each of which shall survive until the applicable statute of limitations in respect of same; and except for matters of fraud, which shall survive forever.

                                    ARTICLE 4

                     CONDITIONS PRECEDENT TO THE PERFORMANCE
                       BY THE PURCHASER AND THE SELLER OF
                     THEIR OBLIGATIONS UNDER THIS AGREEMENT

4.1 Purchaser's Conditions - The obligation of the Purchaser to complete the exchange of the Shares hereunder shall be subject to the satisfaction of, or compliance with, in all material respects, at or before the Closing Time, each of the following conditions precedent (each of which is hereby acknowledged to be inserted for the exclusive benefit of the Purchaser and may be waived by it in whole or in part):

         (a) Truth and Accuracy of Representations of Seller at the Closing Time - Subject to section 3.4 herein, all of the representations and warranties of the Seller made in or pursuant to this Agreement, including, without limitation, the representations and warranties made by the Sellers and set forth in Sections 3.1 and 3.3 hereof, shall be true and correct as at the

                                                        SHARE EXCHANGE AGREEMENT



                  Closing Time and with the same effect as if made at and as of the Closing Time (except as such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted hereby or by transactions in the ordinary and normal course of business), and the Purchaser shall have received a certificate from each of the Sellers confirming, to the best of their knowledge, information and belief (after due inquiry), the truth and correctness of the representations and warranties of the Sellers contained herein;

         (b) Performance of Obligations - The Sellers shall have performed or complied with, in all respects, all of their obligations, covenants and agreements hereunder;

         (c) Receipt of Closing Documentation - All documentation relating to the due authorization and completion of the sale and purchase hereunder of the Purchased Shares and all actions and proceedings taken on or prior to the Closing in connection with the performance by the Sellers of their obligations under this Agreement shall be satisfactory to the Purchaser and the Purchaser shall have received copies of all such documentation or other evidence as it may reasonably request in order to establish the consummation of the transactions contemplated hereby and the taking of all corporate proceedings in connection therewith in compliance with these conditions, in form (as to certification and otherwise) and substance satisfactory to the Purchaser;

         (d) Consents, Authorizations and Registrations - All consents, approvals, orders and authorizations of any Persons or governmental authorities (or registrations, declarations, filings or recordings with any such authorities) required in connection with the completion of any of the transactions contemplated by this Agreement, the execution of this Agreement, the Closing or the performance of any of the terms and conditions hereof (collectively the "Approvals"), shall have been obtained on or before the Closing Time; the Sellers shall have obtained and delivered by Closing to the Purchaser written consents, in form and substance satisfactory to the Purchaser, to the transaction contemplated herein which are required pursuant to the real property leases referred to in Schedule "E" (and any customer contracts where approval or consent is required). Including, without limiting the generality of the foregoing, such acknowledgments and confirmations of good standing from the lessors in respect of the real property leases referred to in Schedule "E" hereto as may be reasonably requested by the Purchaser;

         (e) Directors and Officers of the Company - There shall have been delivered to the Purchaser on or before the Closing Time the resignations of such persons as the Purchaser shall direct who are presently directors and/or officers of the Company from such positions and duly executed comprehensive releases from each such person and from the Sellers of all their claims respectively, against the Company, except for any claims for current or future unpaid transaction consideration or remuneration; provided, however, Anthony G. Shumway and Ivan
                  R. Jones, under an employment agreement, will be elected President and Vice President of the Company and one of them, per agreement between the two, will also be given a seat on the Board of Directors of Purchaser for a minimum of one (1) year from the date of Closing.

                                                        SHARE EXCHANGE AGREEMENT




         (f) Non-Competition - There shall have been delivered to the Purchaser from Mr. Shumway and Mr. Jones executed employment and non-competition Agreements which agreements shall be in the form set out at Schedule "P" hereto.

         (g) Limit on Capital Expenditures - The Purchaser shall be satisfied that the Company shall not have, since the date hereof, incurred any capital expenditures in excess of $1,000 in the aggregate without the prior approval of the Purchaser;

         (h) No Fire Damage - No substantial damage by fire or other hazard to the assets of the Company shall have occurred from the date hereof to the Closing Date which is not adequately insured against;

         (i) Litigation - On the Closing Date. there shall be no litigation, governmental investigation or proceeding pending or threatened for the purpose of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement or otherwise claiming that such consummation is improper;

         (j) Tax Returns - Purchaser shall have received the 1997, 1996, 1995, 1994 and 1993 fiscal years' tax returns of the Company;

         (k) Financial - The Purchaser shall be satisfied with the accuracy and sufficiency of the Financial Statements and all other financial records of the Company;

         (l) Labor - The Closing of this transaction is conditional upon Purchaser being satisfied with the Company's labor situation;

         (m) Board Approval - Purchaser shall have received the approval and authorization of its Board of Directors prior to the entering into this Agreement;

         (n) Due Diligence - Purchaser shall have satisfactorily completed its due diligence investigations.

4.2 Seller's Conditions - The obligations of the Sellers to complete the exchange of the Shares hereunder shall be subject to the satisfaction of or compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is hereby acknowledged to be inserted for the exclusive benefit of the Sellers and may be waived by them in whole or in part):

         (a) Truth and Accuracy of Representations of Purchaser at Closing Time - All of the representations and warranties of the Purchaser made in or pursuant to this Agreement, including without limitation the representations and warranties made by the Purchaser and set forth in Sections 3.2 and 3.3 hereof, shall be true and correct at the Closing Time and with the same effect as if made at and as of the Closing Time and the Sellers shall have received a certificate from a duly authorized senior officer of the Purchaser confirming, to the best of his knowledge, information and belief (after due inquiry), the truth and correctness of the representations and warranties of the Purchaser contained herein;

         (b) Performance of Obligations - The Purchaser shall have performed or complied with, in all respects, all of its obligations, covenants and agreements hereunder;

                                                        SHARE EXCHANGE AGREEMENT



         (c) Receipt of Closing Documentation - All documentation relating to the due authorization and completion of the sale and purchase hereunder of the Purchased Shares and all actions and proceedings taken on or prior to the Closing in connection with the performance by the Purchaser of its obligations under this Agreement shall be satisfactory to the Seller and the Sellers shall have received copies of all such documentation or other evidence as it may reasonably request in order to establish the consummation of the transactions contemplated hereby and the taking of all corporate proceedings in connection therewith in compliance with these conditions, in form (as to certification and otherwise) and substance satisfactory to the Seller;

         (d) Litigation - On the Closing Date. there shall be no litigation, governmental investigation or proceeding pending or threatened for the purpose of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement or otherwise claiming that such consummation is improper.

         (e) Employment Agreements - Purchaser shall execute with Mr. Shumway and Mr. Jones employment agreements substantially in conformance with those attached as Schedule "P" to this Agreement.

         (f) Due Diligence - Seller (and Company) shall have satisfactorily completed their due diligence investigations.

         (g) Financial - Sellers shall be satisfied with the accuracy and sufficiency of the Financial Statements and all other financial records of the Purchaser;

         (h) Board Approval - Sellers shall have received a copy of the approval and authorization of Purchaser's Board of Directors approving this transaction.

         (i) Sellers shall be satisfied that the exchange contemplated herein will qualify as a tax-free exchange under Section 368 of the Internal Revenue Code of 1986, as amended.

4.3 Effect of Waiver - With regard to the conditions described in Sections 4.2(f), (g) and (i), unless Sellers give notice to Purchaser before January 21, 1998 at 5 p.m. to the contrary, such conditions shall be waived by Sellers. If any party hereby waives in writing any of the conditions precedent in this
Article 4, said waiver shall be deemed in acceptance and approval of the condition as waived. In any event, Closing shall be deemed in satisfaction of all conditions described in this Section 4.


                                    ARTICLE 5

                         OTHER COVENANTS OF THE PARTIES

5.1 Conduct of Business Prior to Closing - During the period from the date of this Agreement to the Closing Time, the Sellers will cause the Company to do the following:

         (a) Conduct Business in Ordinary Course - Except as otherwise contemplated or permitted by this Agreement, to preserve all its goodwill and customer relations and conduct the Business in the ordinary and normal course thereof and not, without the prior written consent of the

                                                        SHARE EXCHANGE AGREEMENT



                  Purchaser, to enter into any transaction which if effected before the date of this Agreement would constitute a material breach of the representations, warranties or agreements contained herein;

         (b) Continued Insurance - To continue in force existing policies of insurance presently maintained by the Company;

         (c) Perform Obligations - To comply with all laws affecting the operation of the Business and to pay all required taxes and tax installments; and

         (d) Prevent Certain Changes - Not, without prior written consent of the Purchaser, to take any of the actions, do any of the things or perform any of the acts described in paragraphs (i) to (xii) inclusive of Subsection 3.1(l).

5.2 Access for Investigation - The Seller has caused and shall continue to cause the Company to permit the Purchaser and its employees, agents, counsels and accountants or other representatives, between the date hereof and the Closing Time, without interference to the ordinary conduct of the Business of the Company and at the Purchaser's sole cost and expense, to have free and unrestricted access during normal business hours to the premises and to all the books, accounts, records, and other data of the Company (including, without limitation, all corporate, accounting and tax records of the Company) and to the properties and assets of the Company and to furnish with respect to the Business, properties and assets of the Company as the Purchaser shall from time to time reasonably request to enable confirmation of the matters warranted in
Section 3.1 hereof. Without limiting the generality of the foregoing, it is agreed that the accounting representatives of the Purchaser shall be afforded ample opportunity to make a full investigation of all aspects of financial affairs of the Company. It is also agreed that an environmental representative of the Purchaser shall be afforded ample opportunity to conduct an environmental facility audit for the purpose of confirming the matters warranted in Section
3.1 (kk). Until the Closing Time, and in the event of the termination of this Agreement without consummation of the transactions contemplated hereby, the Purchaser will keep confidential any information (unless readily available from public or published information or sources) obtained from the Company or the Seller. If this Agreement is so terminated, promptly after such termination, all documents, work papers and other written material obtained from any Person in connection with this Agreement and not theretofore made public (including all copies thereof), shall be returned to the Person who provided such material.

5.3 Actions to Satisfy Closing Conditions - Each of the Parties hereby agrees to take all such reasonable actions as are within its power to control, and to use its best efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with any conditions set forth in
Article 4 hereof which are for the benefit of any other Party.

5.4 Tax Indemnity - The Sellers will be responsible for the payment of, and will indemnify the Company for, all unpaid or reassessed income taxes, if any, not recorded as liabilities on the financial Statements but which are applicable to any period prior to Closing.

5.5 Customer Consents - Sellers represent that none of the contracts or leases to which the Company is a party contain provisions requiring approval prior to any transfer of the Purchased Shares, nor do the contracts contain provisions which bring into effect amendment or cancellation terms under a sale as described in this Agreement.

                                                        SHARE EXCHANGE AGREEMENT



5.6 Discussions, etc. - From the date hereof until this transaction terminates, Sellers will not engage in any discussions or negotiations with any third party regarding the sale of the Purchased Shares or all or substantially all of the Company's assets.

5.7 Employment Agreements - Mr. Shumway and Mr. Jones will be offered employment with the Purchaser at Closing all in accordance with Employment Agreements in the format attached at Schedule "P" hereto.

5.8 Receivables - Sellers represent and warrant that all of the Company's net receivables (i.e. after discounts and other contractual allowances) as at Closing shall be fully collectible, except as reserved in the Financial Statements and subject to normal industry standards of non-collection.

5.9 Quit Claim - At Closing, Purchaser shall cause and permit Company to quit claim to the individual Sellers the items described in Schedule "X."

5.11 Schedules Refinement - The Parties acknowledge that the Schedules attached hereto are formative, and that further alterations, additions or deletions thereto shall be made before Closing after execution hereof provided that on or prior to the 45th day after execution hereof, the Purchaser and Seller shall endeavor to formally confirm in writing to each other their agreement as to the final version of the Schedules, and same shall be attached to each original Agreement in existence, if agreed. If no such agreement can be arrived at prior to the Closing Time, either party may terminate this Agreement with no further liability.

5.12 Curative Period - Prior to Purchaser exercising its set-off rights under
Section 2.4 hereof, it shall give 30 days prior written notice to Sellers, describing with reasonable specificity the basis of the set-off. If curable, Sellers shall have such 30 day notice period to demonstrate to Purchaser that the matter has been cured or that it will be cured in a reasonable period of time or to dispute the same. If not cured, disputed or demonstrated that it will be cured in a reasonable period of time, the set-off shall proceed.

                                    ARTICLE 6

                     INDEMNIFICATION AND DISPUTE RESOLUTION

6.1 Mutual Indemnifications for Breaches of Warranty, etc. - The Sellers hereby covenant and agree with the Purchaser, and the Purchaser hereby covenants and agrees with the Sellers (the Party or Parties so covenanting and agreeing to indemnify another Party referred to in this paragraph as the "Indemnifying Party" and the Party so to be indemnified being hereinafter called the "Indemnified Party") to indemnify and save harmless the Indemnified Party, effective as and from the Closing Time, from and against any claims, demands, actions, causes of action, damage, loss, costs, liability or expense (hereinafter in this Article 6 called "Claims") which may be brought against the Indemnified Party and/or which it may suffer or incur as a result of, in respect of, or arising out of any material non-fulfillment of any covenant or agreement on the part of the Indemnifying Party under this Agreement or any incorrectness in or breach of any representation or warranty of the Indemnifying Party contained herein or in any certificate or other document furnished by the Indemnifying Party pursuant hereto. The foregoing obligation of indemnification in respect of such Claims shall be subject to the requirement that the Indemnifying Party shall, in respect of any Claim made by any third party, be notified forthwith by the Indemnified Party of all material particulars thereof and be afforded at least 30 days, at its sole cost and expense, to resist, defend and compromise the same. Notwithstanding the foregoing, the liability of the Sellers shall be limited to the value paid for the shares pursuant to this Agreement and may be satisfied by tender of shares which, for purposes of this indemnity, shall be the greater of the

                                                        SHARE EXCHANGE AGREEMENT


sales value accorded hereunder or the fair market value at the time the indemnity is satisfied. If the shares tendered by the Sellers do not satisfy the liability, such event will constitute an Employee Initiated Separation (as defined in the Employment Agreements attached hereto of Schedule "P").

6.2      Carriage of Action

         (a)      If, within ten days after receipt of the notice referred to in
                  Section 6.1 hereof, the Indemnifying Party gives notice to the Indemnified Party that the Indemnifying Party wishes to dispute the matter in question, the Indemnifying Party shall have the right to litigate such matter in the name of the Indemnified Party using counsel chosen by the Indemnifying Party and the Indemnifying Party shall also have the right to settle or compromise such matter in the name of the Indemnified Party; provided, however, that contemporaneously with such compromise or settlement the Indemnifying Party shall pay or cause to be paid to the Indemnified Party, as either may direct, the amount owing under this indemnity with respect to such matter and provided further that:

                  (i) the Indemnifying Party shall furnish security to the Indemnified Party in respect of any costs or damages arising in connection with any litigation;

                  (ii) the Indemnifying Party shall agree to reimburse the Indemnified Party promptly in respect of all out-of-pocket expenses of the Indemnified Party in connection with such litigation or pending litigation; and

                  (iii) the Indemnifying Party shall not be entitled to take any steps which would have the effect of forfeiting or otherwise terminating any contract, lease or other agreement, the benefit of which the Indemnified Party would otherwise be entitled to enjoy.

         (b) If the Indemnifying Party does not provide the notice referred to in Subsection 6.2(a) assuming the defense of the Claim, the Indemnified Party may defend against such Claim in such manner as it deems appropriate and may take such action as may be reasonably prudent in the circumstances to settle any such Claim.

6.3 Arbitration. Any disputes of less than $100,000 arising from this Agreement shall be resolved by binding arbitration. The parties shall select a mutually-agreeable arbitrator(s), and such arbitration shall be governed by the rules of the American Arbitration Association. The prevailing party shall be entitled to Attorneys' Fees and costs, as determined as reasonable by the arbitrator(s).

                                    ARTICLE 7

                                     GENERAL

7.1 Public Notices - All public notices to third Parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by the Sellers and the Purchaser and no Party shall act unilaterally in this regard without the prior approval of the Sellers and the Purchaser or any of them.

7.2 Expenses - Purchaser shall pay directly to Company's attorney Charles E. Davis $17,939 of the Company's legal fees incurred prior to Closing, as follows:
$10,000 upon closing for fees incurred regarding

                                                        SHARE EXCHANGE AGREEMENT


the share exchange transaction and the remainder payable 90 days after Closing for fees incurred prior to December 31, 1997. The Sellers shall be solely responsible for all other fees and expenses incurred prior to Closing.

7.3 Time - Time shall be of the essence hereof.


7.4 Notices - Any notice, direction or other document required or permitted to be given hereunder or for the purposes hereof (hereinafter in this Section 7.4 called a "notice") to any Party shall be in writing and shall be sufficiently given if delivered personally, or if sent by prepaid registered mail or if transmitted by telex, facsimile or other form of recorded communication tested prior to transmission to such Party:

         (a)      in the case of a notice to the Seller, to:

                  Anthony G. Shumway, at his business address:

                  c/o Aztec Industries, Inc.
                  333 S. Nina Dr.
                  Mesa, Arizona 85210

                  with a facsimile number of:  (602) 844-0625

                  with a copy to the Seller's Counsel at:

                  Charles E. Davis, Attorney
                  1201 S. Alma School Rd., Suite 3400
                  Mesa, Arizona 85210

                  with a facsimile number of: (602) 964-1524

         (b)      in the case of a notice to the Purchaser, to:

                  Terren Dunlap, at his business address:

                  DuraSwitch Industries, Inc.
                  3260 N. Hayden Road, Suite 207
                  Scottsdale, Arizona 85251

                  with a facsimile number of (602) 970-1199

                  and a copy to Purchaser's Counsel at:

                  P. Robert Moya, Esq.
                  Quarles & Brady
                  One East Camelback, Suite 400
                  Phoenix, Arizona  85012

                  with a facsimile number of (602) 230-5598

                                                        SHARE EXCHANGE AGREEMENT


or at such other address as the Party to whom such writing is to be given shall have last notified the Party giving the same in the manner provided in this section. Any notice delivered in person as provided herein shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a Business Day then the notice shall be deemed to have been given and received on the first Business Day next following such day. Any notice mailed as aforesaid shall be deemed to have been given and received on the seventh Business Day following the date of its mailing. Any noticed transmitted by telex, facsimile or other form of recorded communication shall be deemed given and received on the Business Day of its transmission.

7.5 Assignment - Neither this Agreement nor any rights or obligations hereunder shall be assignable by any Party without the prior written consent of the other Party hereto; provided, however, this Agreement shall inure to the benefit of and be binding upon the Parties and their respective heirs, executors, administrators and successors (including any successor by reason of amalgamation of the Purchaser) and permitted assigns.

7.6 Further Assurances - The Parties hereto shall with reasonable diligence do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated hereby, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after the Closing.

7.7 Severability - If any covenant or provision of this Agreement is prohibited in whole or in part in any jurisdiction, such covenant or provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition without invalidating the remaining covenants and provisions hereof and shall, as to such jurisdiction, be deemed to be severed from this Agreement to the extent of such prohibition.

7.8 Counterparts - This Agreement may be executed by the Parties in separate counterparts (and by facsimile transmission) each of which when so executed and transmitted or delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

/ / /

/ / /

/ / /

/ / /

/ / /

/ / /

/ / /

/ / /

/ / /

/ / /

/ / /

                                                        SHARE EXCHANGE AGREEMENT



IN WITNESS WHEREOF the Parties have hereunto duly executed this Agreement.

/s/ Anthony G. Shumway                               /s/ Dian D. Shumway
--------------------------------------------         --------------------------
By: Anthony G. Shumway, Seller                       By: Dian D. Shumway, Seller

/s/ Ivan R. Jones                                    /s/ Dana S. Jones
--------------------------------------------         --------------------------
By: Ivan R. Jones, Seller                            By: Dana S. Jones, Seller

/s/ Anthony G. Shumway
--------------------------------------------
By: Anthony G. Shumway, as Trustee for the
      Anthony Gene Shumway Family Revocable
      Living Trust



AZTEC INDUSTRIES, INC.



By: /s/ Anthony G. Shumway
--------------------------------------------
   Anthony G. Shumway, President




DURASWITCH INDUSTRIES, INC.


By: /s/ R. Terren Dunlap
--------------------------------------------
    R. Terren Dunlap, CEO/President



/s/ Anthony Van Zeeland
--------------------------------------------
Witness:     Anthony Van Zeeland
             COO/Exec. Vice President
             DuraSwitch Industries, Inc.